HOUSTON, Texas, May 14, 1999: The MAXXAM Inc. Board of Directors today issued the following open letter to the Company's stockholders concerning the most recent correspondence of the "Committee of Concerned MAXXAM Shareholders":

Dear Stockholder:

MAXXAM encourages you again to vote "FOR" the Company's two experienced, highly qualified and independent Common Directors
Robert J. Cruikshank and Stanley D. Rosenberg. We've attached their biographies for your review.

The Company urges you to reject calls from the "Committee of Concerned Maxxam Shareholders" -- being led by the United Steelworkers of America (USWA) and the Rose Foundation -- to replace Messrs. Cruikshank and Rosenberg with their handpicked candidates. These candidates are two politicians with voting records supportive of higher taxes, higher energy costs and restrictive trade, and linked with groups historically opposed to the interests of MAXXAM's stockholders.

By now you may have heard about a report<FN1> by an organization called Institutional Stockholder Services (ISS), which is a paid advisor to certain institutional stockholders. In a press release earlier today, the Committee failed to note a number of key findings which take issue with the past activities and intentions of members of the Committee.

According to ISS, this proxy contest involves the Company's relationships with a number of groups that include individuals and organizations whose interests are not aligned with those of [MAXXAM's] shareholders."

As to the Rose Foundation, ISS also describes the Rose Foundation's role in "advocating that the company give away substantially valuable assets of the company" adding, "These actions clearly define the Rose Foundation's disregard for the interest of the stockholders".

As to the USWA, ISS says: "Similarly, the interests of the USWA are not necessarily aligned with those of stockholders."

And if that is still not clear, ISS adds, "The interests of the USWA and their divergence from other stockholders are best demonstrated by the motives behind the USWA's recent lawsuit (against the Headwaters Agreement) . . . The USWA's sudden interest in the affairs of Palco (Pacific Lumber) is meant to apply pressure on MAXXAM and thereby increase the bargaining power of the union in its fight with Kaiser."

Your Board and your management recognize that you, our stockholders, are looking for performance and stockholder value. ISS cites the Committee's reference to the NASDAQ and S&P 500 indices, saying
"This comparison is fundamentally flawed . . ."

In fact, your management and Board have been totally focused on stockholder value, and have just negotiated the landmark $450 million Headwaters Agreement towards that objective.

Of the Headwaters Agreement achieved by your management and the Board--against the efforts of the self-styled Committee--ISS had this to say:

"Stockholders must give credit to the company for securing the agreement, which preserved the old growth redwoods and garnered fair value for them on behalf of the company and its stockholders."

We believe that the statements in the ISS report discussed above should guide you to the answers to the following important questions: Whose agenda will the dissident's slate follow if they get on your Board--yours or theirs? If the Committee is merely the messenger--as they referred to themselves in their May 12 stockholder letter--whose message will the dissident Directors carry?

Reject the Committee's hand-picked nominees. Vote "FOR" Robert J. Cruikshank and Stanley D. Rosenberg as Common Directors.

Sincerely,
The MAXXAM Inc. Board of Directors



                         EXTREMELY IMPORTANT

*  VOTE "FOR" ROBERT J. CRUIKSHANK AND STANLEY D. ROSENBERG AS
   COMMON DIRECTORS
*  VOTE "FOR" REAPPROVAL OF THE OMNIBUS PLAN.
   *  VOTE "AGAINST" THE CLASSIFIED BOARD PROPOSAL.
*  VOTE "AGAINST" THE CUMULATIVE VOTING PROPOSAL.
* COMPLETE, DATE AND SIGN THE WHITE PROXY CARD AS RECOMMENDED IN THIS LETTER AND RETURN IT IN THE POSTAGE PREPAID ENVELOPE PROVIDED WITH THE PROXY STATEMENT.
*  DO NOT VOTE ANY PROXY CARD YOU MAY RECEIVE FROM ANYONE OTHER THAN
   THE COMPANY.
* IF YOUR SHARES ARE HELD WITH A BROKERAGE FIRM, YOUR BROKER CANNOT VOTE YOUR SHARES UNLESS THEY RECEIVE YOUR SPECIFIC INSTRUCTIONS. PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT WITH YOUR VOTING INSTRUCTIONS.
* IF YOU HAVE ANY QUESTIONS, PLEASE CALL THE COMPANY'S PROXY SOLICITORS, MACKENZIE PARTNERS, INC., TOLL FREE AT 800-322-2888.

<FN1> Quoted materials in this letter refer to ISS report dated May 13,
1999. No permission has been sought or received to quote from, or refer to, such report.

                         ROBERT J. CRUIKSHANK

                                RESUME


Robert J. Cruikshank was born in Lake Charles, Louisiana, September 2, 1930. He graduated in 1951 from Rice University with a Bachelor of Arts Degree in Economics and Accounting. He then severed four years as an Officer in the United States Air Force beginning in 1952, including serving as resident Auditor reporting directly to USAF, Washington, D.C.. He completed the Advanced Management Program at Harvard University in 1982.

Mr. Cruikshank began his career in public accounting in 1951 with the local firm of Henslee & Hopson. Through a series of mergers, this firm merged with Haskins & Sells in 1963 and Touche Ross & Co. In 1989. He was a partner in charge of his firm's Houston office (including responsibility for San Antonio, Austin, Barton Rouge, and New Orleans) from 1974 to 1989. He was a member of the firm's board of directors from 1981 to 1985. Mr. Cruikshank retired from Deloitte & Touche March 10, 1993, after a forty-two year career in public accounting.

Mr. Cruikshank is a certified public accountant and has served on many committees in his profession, including the Texas Society of CPAs, the AICPA, the national professional organization, and the Houston Chapter of CPAs. He has also been a visiting lecturer in accounting at Rice University.

Mr. Cruikshank is active in the following organizations:

   * Director, Houston Industries Incorporate, d.b.a., Reliant Energy, Incorporated
   *  Director, MAXXAM Inc.
   * Director, Kaiser Aluminum Corporation and Kaiser Aluminum and Chemical Corporation
   *  Director, Texas Biotechnology Incorporated
   *  Director, American Residential Services, Inc.
   *  Trust Manager, Weingarten Realty Investors
   *  Advisory Director, Compass Bank, Houston
   *  Advisory Director, Aon Risk Services, Inc.
   *  Advisory Director, Clark/Bardes, Inc.
   *  Trustee and Vice President of the Ray C. Fish Foundation
   *  Member of the Board of Directors of the Texas Medical Center
   *  Member of the Board of Trustees of the Institute of Religion
   *  Trustee of the National Jewish Center of Immunology and
      Respiratory Medicine
   *  Member of the Board of Visitors, M.D. Anderson Cancer Center
   *  Member of the University of Texas, Houston Development Board
   *  Director (Ex-Officio) of the Houston Livestock Show and Rodeo
   * Member (Ex-Officio) of the Accounting Advisory Council at Rice University, and former Chairman
   * Member (Ex-Officio) of the Accounting Advisory Council at the University of Texas, and former Chairman
   *  Member of the Rice University Associates
   *  Founding member of the Forum Club
   *  Board of Directors of the Houston Area Parkinson's Society


Mr. Cruikshank has also been: Regent and Vice Chairman of The University of Texas System; Director of the Texas Growth Fund; Trustee and Past President of Texas Children's Hospital; Trustee and Past Treasurer of Hermann Hospital; Director and Member of the Executive Committee of the American Heart Association; member of the Board of Directors of Central Houston, Inc.; Director and Member of the Governing Board of the Houston Grand Opera; Advisory Director of the Houston Symphony Society; Senior
Warden and Treasurer of St. John the Divine Episcopal Church; First Vice President and Director of River Oaks Country Club; Director and Treasure of the Houston American Revolution Bicentennial Commission; Director and Treasurer of the Houston Ballet Foundation; President and Director of the Post Oak YMCA Family Center; Director of the Free Market Education Foundation; Co-chairman of Houston Mayor's Task Force on Drug Abuse; Chairman of Banking Subcommittee for Texas State Comptroller John Sharp's Electronic Benefits Transfer Program; Chairman of Harris County statewide fund raiser to re-elect President George Bush; and statewide fund raising Chairman for the Jack Rains for Governor campaign.

Mr. Cruikshank received the Gold Heart Award from the American Heart Association in November 1982 (the Association's highest honor), the Texas Affiliate's Eisenhower Award, and the Paul Dudley White Award for Distinguished Service with the Houston Chapter of the American Heart Association. He also received in 1983 the Distinguished Public Service Award from the Texas Society of Certified Public Accountants, which has a membership of approximately 30,000 people. In May 1993, William Marsh Rice University recognized him as a Distinguished Alumnus.

While in the USAF, Mr. Cruikshank received the American Spirit Honor Metal as the outstanding basic trainee and the OCS Distinguished
Graduate Award.

                         STANLEY D. ROSENBERG

                                RESUME


EDUCATION

   *  University of Texas, B.B.A. - 1953 (with honors)   Friars
      Texas Cowboy
   *  University of Texas, LL.B. - 1955 (with honors)  Editor, Texas
      Law Review

MILITARY

Captain, United States Air Force - 1955-1957

MEMBERSHIP

   *  San Antonio Bar Association
   *  State Bar of Texas
   *  American Bar Association

SENIOR PARTNER - ARTER, HADDEN, ROSENBERG & TUGGEY, San Antonio, Texas

Development of real estate in all its phases, including representation in eminent domain proceedings and related specialities involving market values, fee takings, severance damages and expert testimony. Function not limited to purely legal matters, but consists of judgment as to location, means and methods of obtaining interim and permanent financing, evaluation of architectural plans, preparation and negotiations for acquisition of sites, as well as with contractors for the construction of improvements and negotiations as to every phase of real estate. In addition, negotiations relative to "work outs" and dealings with various financial institutions, and on behalf of various financial institutions, in all aspects of financially troubled properties and with the FDIC, RTC and other governmental agencies.

MISCELLANEOUS

   *  Committee Chairman - State Bar of Texas Task Force on Title
      Companies
   *  Director, University of Texas Health Science Center
      Development Board
   *  Member of Board of Visitors, University of Texas Law School
   *  Director - Children's Hospital Foundation, Santa Rosa Hospital
   * Past Member Advisory Council - University of Texas Graduate School of Business
   * Past Member Dean's Associates - University of Texas School of Business Administration
   *  Past President - University of Texas Dad's Association
   *  Vice Chairman and Trustee - San Antonio Bar Foundation
   *  Past President, University of Texas Law School - Law Review
      Foundation
   * Past Vice-Chairman, Greater San Antonio Chamber of Commerce and Chairman of various Chamber Committees
   *  Past Member, Governor's Planning Committee for Bexar County Area
   *  Past President, Texas Law Review Association
   * Past Chairman, Advisory council - St. Mary's University School of Business Administration
   *  Co-Chairman, Lutheran Hospital Foundation Fund Drive
   *  Chairman, Santa Rosa Endowment Fund Campaign
   *  Member, Chancellor's Council - University of Texas at Austin
   * Recipient of distinguished Alumnus of the College of Business, University of Texas at Austin Administration Award
   * Recipient of Brotherhood Award, National Conference of Christians and Jews for 1986
   *  Past Chairman, San Antonio Bar Foundation
   *  Past Member, Texas Bar Association Real Estate Committee
   *  Littlefield society - University of Texas at Austin
   *  Chancellor's Council - University of Texas at Austin
   *  Past Member, President's Associates - University of Texas at
      Austin
   * Past Member, Business Administration Advisory Council - University of Texas at Austin
   *  Past President, Parents Association - University of Texas at
      Austin
   *  Endowment Principal - University of Texas at Austin
   *  University of Texas Health, San Antonio  - Development Board